As filed with the Securities and Exchange Commission on December 27, 2007
Registration No. 333-132670

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO.  9 TO FORM SB - 2
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

CHINA-BIOTICS, INC.
(Name of small business issuer in its charter)

Delaware	2833	98-0393071
(State or other jurisdiction of organization)	(Primary Standard Industrial. Classification Code Number)	(I.R.S. Employer Identification No.)

No. 999 Ningqiao Road
Jinqiao Export Processing Zone
Pudong, Shanghai 201206
People’s Republic of China
Telephone number: (86 21) 5834 9748
(Address and telephone number of principal executive offices)
(Address of principal place of business or intended principal place of business)

Mr. Song Jinan
No. 999 Ningqiao Road
Jinqiao Export Processing Zone
Pudong, Shanghai 201206
People’s Republic of China
Telephone number: (86 21) 5834 9748
(Name, address and telephone number of agent for service)

With copies to:

Eric Simonson
Kirkpatrick & Lockhart Preston Gates Ellis LLP
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104
Ph: (206) 623-7580
Fax: (206) 623-7022

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

Explanatory Note:

The purpose of this Amendment No. 9 to Registration Statement on Form SB-2 (the “Registration Statement”) is to update the Exhibit Index. No changes are being made to Part I of this Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145(a) of the Delaware General Corporation Law provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the Delaware General Corporation Law provides in relevant part that “a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor . . . [by reason of such person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

Our certificate of incorporation contains the following provisions relating to indemnification of our officers and directors:

•
we shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by us or in our right) because he or she is or was a director or officer, or is or was serving at our request as a director or officer of (or person occupying a similar position or performing similar functions for) another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; and

•
we shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by us or in our right to procure a judgment in our favor because he or she is or was a director or officer, or is or was serving at our request as a director or officer of (or a person occupying a similar position or performing similar functions for) another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. However, no indemnification shall be made in respect of any claim, issue or matter as to which a person has been adjudged to be liable to us unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

Expenses incurred by a person who is otherwise entitled to be indemnified by us in defending or investigating a threatened or pending action, suit or proceeding shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

Our bylaws provide that we may indemnify every person who was or is a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was our employee or agent or, while our employee or agent, is or was serving at our request as an employee or agent or trustee or another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, to the extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

SEC Registration Fee	$1,334
Blue Sky Fees	$2,000
Printing Expenses	$2,000
Legal Fees	$50,000
Accounting Fees(2)	$210,000
Transfer Agent Fees	$1,000
Miscellaneous	$3,660
Total	$269,994

(1) All expenses, except the SEC registration fee, are estimated.

(2) This fee will be paid to our auditors in connection with the preparation of the financial statements included in this Registration Statement. A portion of the fees were paid during the latter half of 2005 and first half of 2006 (to date), and we expect to pay the remainder in 2006.

ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES

In the past three years, we issued the following securities in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”):

In March 2006, we issued 15,980,000 shares of our common stock to accredited investors under Rule 506 of the Securities Act in reliance upon an exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act and in offshore transactions under Regulation S pursuant to a securities exchange agreement under which we acquired all of the outstanding equity interests of Sinosmart Group, Inc. The following sets forth the name of each person to whom we issued these shares and the number of shares issued to each person:

Song Jinan	5,084,037
Yan Li	2,969,883
Huang Weida	1,510,110
Yan Yi Hong	503,370
Bright Treasure Group Ltd.	1,118,600
Charming Leader Group Limited	734,850
Fascinating Gain Investments Limited	734,850
Sharpsville Investments Limited	500,650
Po Ka Tsun Karlson	221,000
Master Talent Group Limited	221,000
Bright Boom Group Limited	221,000
YIU Ying Fai	290,650
Chinamerica Fund, LP	276,752
Chinamerica Sino-biotics Acquisition, LLC	461,255
Pope Investments, LLC	855,240
Halter/Pope USX China Fund	36,900
Matt Hayden	55,351
BFS US Special Opportunities Trust PLC	92,251
Renaissance US Growth Investment Trust PLC	92,251

On December 11, 2007, we sold a 4% Senior Convertible Promissory Note in the amount of $25,000,000 (the “Note”) with a maturity date of December 11, 2010 to Pope Investments II LLC, an affiliate of Pope Investments, LLC, in a private placement. In connection with the sale, we entered into an Investment Agreement and a Registration Rights Agreement. In addition, Mr. Song Jinan, the company’s Chief Executive Officer, Chairman, and largest shareholder, entered into a Guaranty Agreement and a Pledge Agreement, pursuant to which Mr. Song agreed to guaranty our obligations under the Note and to secure such guaranty with a pledge of 4,000,000 shares of China-Biotics common stock owned by Mr. Song. The principal amount of the Note is convertible into shares of our common stock at an exercise price of $12.00 per share (subject to adjustment for combination or subdivision of our common stock and similar events) at any time until the maturity date. If the Note is not converted at maturity, we will redeem the Note to provide Pope Investments II LLC with a total yield of 10% per annum inclusive of the annual interest. The Note also provides for mandatory conversion into common stock if we achieve a net income of $60 million in fiscal year 2010. Pope Investments II LLC may declare the outstanding principal amount and any accrued but unpaid interest, calculated at a rate of 10% per annum, to be immediately due and payable upon an event of default, including non-payment of obligations under the Note, bankruptcy or insolvency, or failure to perform any covenant set forth in the Note or Investment Agreement. Pursuant to the Investment Agreement we have agreed to secure payment of our obligations under the Note with a  pledge of 100% of the stock of our subsidiary, SGI, to Pope Investments II LLC. Such pledge will be executed as soon as reasonably practicable.

Net proceeds of the Note are expected to be used to fund the construction of a proposed 150-metric-ton-per-year manufacturing facility and for other capital expenditures.

Under the Registration Rights Agreement, we are required, among other things, to file a registration statement covering the shares of the common stock into which the Note may be converted as soon as reasonably practicable.

ITEM 27.    EXHIBIT INDEX

Number	Exhibit
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to China-Biotics, Inc.’s Form 8-K filed on March 23, 2006).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to China-Biotics, Inc.’s Form 8-K filed on March 23, 2006).

5.1*	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP.

10.1	Securities Exchange Agreement dated March 22, 2006 (incorporated by reference to Exhibit 10.1 to China-Biotics, Inc.’s Form 8-K filed on March 23, 2006).

10.2	Form of Lockup Agreement dated March 22, 2006 (incorporated by reference to Exhibit 10.2 to China-Biotics, Inc.’s Form 8-K filed on March 23, 2006).

10.3	Put Agreement dated March 22, 20066 (incorporated by reference to Exhibit 10.3 to China-Biotics, Inc.’s Form 8-K filed on March 23, 2006).

10.4	Registration Rights Agreement dated March 22, 2006 (incorporated by reference to Exhibit 10.4 to China-Biotics, Inc.’s Form 8-K filed on March 23, 2006).

10.5	Investors’ Rights Agreement dated March 22, 2006 (incorporated by reference to Exhibit 10.5 to China-Biotics, Inc.’s Form 8-K filed on March 23, 2006).

10.6	Stan Ford Agreement dated March 22, 2006 (incorporated by reference to Exhibit 10.6 to China-Biotics, Inc.’s Form 8-K filed on March 23, 2006).

10.7	Summary of English translation of Investment Agreement for lease of land dated March 21, 2006 (incorporated by reference to Exhibit 10.7 to China-Biotics, Inc.’s Form 8-K filed on March 23, 2006).

10.8	Escrow Agreement dated March 22, 2006 (incorporated by reference to Exhibit 10.8 to China-Biotics, Inc.’s Form 10-KSB filed on June 30, 2006).

10.9	Stock Purchase Agreement with Fred Cooper dated February 6, 2006 (incorporated by reference to Exhibit 10.9 to China-Biotics, Inc.’s Form 10-KSB filed on June 30, 2006).

10.10	Loan agreement dated as of September 22, 2005 (incorporated by reference to Exhibit 10.10 to China-Biotics, Inc.’s Form 10-KSB filed on June 30, 2006).

10.11	Convertible Bond dated as of September 22, 2005 (incorporated by reference to Exhibit 10.11 to China-Biotics, Inc.’s Form 10-KSB filed on June 30, 2006).

10.12	Subscription Agreement dated as of September 22, 2005 (incorporated by reference to Exhibit 10.12 to China-Biotics, Inc.’s Form 10-KSB filed on June 30, 2006).

10.13*	English Translation of Equity Transfer Agreement dated August 11, 2005.

10.14*	English Translation of Subscription Agreement dated August 11, 2005.

10.15	Investment Agreement dated December 11, 2007 (incorporated by reference to Exhibit 10.1 to China-Biotics, Inc.’s Form 8-K filed on December 12, 2007).

10.16	Registration Rights Agreement dated December 11, 2007 (incorporated by reference to Exhibit 10.2 to China-Biotics, Inc.’s Form 8-K filed on December 12, 2007).

10.17	4% Senior Convertible Promissory Note dated December 11, 2007 (incorporated by reference to Exhibit 10.3 to China-Biotics, Inc.’s Form 8-K filed on December 12, 2007).

10.18	Guaranty by Song Jinan in favor of Pope Investments II LLC dated December 11, 2007 (incorporated by reference to Exhibit 10.4 to China-Biotics, Inc.’s Form 8-K filed on December 12, 2007).

10.19	Pledge Agreement between Song Jinan and Pope Investments II LLC dated December 11, 2007 (incorporated by reference to Exhibit 10.5 to China-Biotics, Inc.’s Form 8-K filed on December 12, 2007).

16.1
Letter dated April 13, 2006 from Malone & Bailey PC to the United States Securities and Exchange Commission (incorporated by reference to Exhibit 16.1 to China-Biotics, Inc.’s Form 8-K filed on May 31, 2006).

21.1*	List of subsidiaries.

23.1*	Consent of BDO McCabe Lo Limited, independent auditors.

23.3*	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

* Previously filed.

ITEM 28.    UNDERTAKINGS

The Registrant hereby undertakes:

(a)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)  include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)  reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  include any additional or changed information with respect to the plan of distribution.

(b)   that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d)  that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Shanghai, The People’s Republic of China on December 27, 2007.

CHINA-BIOTICS, INC.

By:	/s/ Song Jinan
Mr. Song Jinan
Chairman of the Board, Chief Executive Officer, Treasurer and Secretary (Principal Executive Officer)

By:	/s/ Raymond Li
Mr. Raymond Li
Chief Financial Officer (Principal Financial and Accounting Officer)

In accordance with the requirements of the Securities Act, as amended, this registration statement has been signed by the following persons in the capacities stated on December 27, 2007.

/s/ Song Jinan
Song Jinan	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Raymond Li
Raymond Li	Chief Financial Officer (Principal Financial and Accounting Officer)

*
Chin Ji Wei	Director

*
Du Wen Min	Director

*
Simon Yick	Director

*By	/s/ Song Jinan
Song Jinan, Attorney-in-Fact